January 2022

Preliminary Terms No. 3,693

Registration Statement Nos. 333-250103; 333-250103-01

Dated January 18, 2022

Filed pursuant to Rule 433

Morgan Stanley Finance LLC Structured Investments Opportunities in International Equities

Market Linked Securities—Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index and the STOXX® Europe 600 Index due February 3, 2028

Fully and Unconditionally Guaranteed by Morgan Stanley

▪  Linked to the lowest performing of the EURO STOXX 50® Index and the STOXX®  Europe 600 Index (each referred to as an “underlying”)

▪  The securities offered are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley.

▪  Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the face amount of the securities, depending on the performance of the lowest performing underlying from its starting level to its ending level. The maturity payment amount will reflect the following terms:

▪  If the level of the lowest performing underlying increases (regardless of the extent of that increase) or stays the same, you will receive the face amount plus the contingent fixed return of at least $630 per face amount (to be determined on the pricing date)

▪     If the level of the lowest performing underlying decreases but the decrease is to a level that is greater than or equal to its threshold level, you will be repaid the face amount

▪  If the level of the lowest performing underlying decreases to a level less than its threshold level, you will have full downside exposure to the decrease in the level of the lowest performing underlying from its starting level, and you will lose more than 30%, and possibly all, of the face amount

▪  The lowest performing underlying is the underlying that has the lowest underlying return

▪  The threshold level for each underlying is equal to 70% of its starting level

▪  Investors may lose up to 100% of the face amount

▪  These long-dated securities are for investors who seek an equity index-based return and who are willing to risk their investment and forgo current income in exchange for the contingent fixed return feature that applies only if the ending level of each of the underlyings is greater than or equal to its respective starting level

▪  Any positive return on the securities at maturity will be limited to the contingent fixed return, even if the ending level of the lowest performing underlying significantly exceeds its starting level; you will not participate in any appreciation of the lowest performing underlying beyond the contingent fixed return

▪  Your return on the securities will depend solely on the performance of the underlying that is the lowest performing underlying. You will not benefit in any way from the performance of the better performing underlying. Therefore, you will be adversely affected if either underlying performs poorly, even if the other underlying performs favorably

▪  The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program

▪  All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment

▪  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any securities included in either of the underlyings

The current estimated value of the securities is approximately $913.70 per security, or within $13.70 of that estimate. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlyings, instruments based on the underlyings, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market. See “Estimated Value of the Securities” on page 4.

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 12. All payments on the securities are subject to our credit risk.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement for Jump Securities, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Commissions and offering price:	Price to public	Agent’s commissions(1)(2)	Proceeds to us(3)
Per security	$1,000	$38.20	$961.80
Total	$	$	$

(1)	Wells Fargo Securities, LLC, an agent for this offering, will receive a commission of up to $38.20 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $25.00 per security, and WFA will receive a distribution expense fee of $1.20 for each security sold by WFA. See “Supplemental information concerning plan of distribution; conflicts of interest.”

(2)	In respect of certain securities sold in this offering, we may pay a fee of up to $2.50 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

(3)	See “Use of proceeds and hedging” on page 24.

Product Supplement for Jump Securities dated November 16, 2020          Index Supplement dated November 16, 2020

Prospectus dated November 16, 2020

Morgan Stanley	Wells Fargo Securities

Morgan Stanley Finance LLC

Market Linked Securities—Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index and the STOXX® Europe 600 Index due February 3, 2028

Terms

Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	February 3, 2028*, subject to postponement if the calculation day is postponed
Underlyings:	EURO STOXX 50® Index (the “SX5E Index”) and STOXX® Europe 600 Index (the “SXXP Index”)
Aggregate face amount:	$
Maturity payment amount:

At maturity, the maturity payment amount per $1,000 face amount of securities will be determined as follows:

•   If the ending level of the lowest performing underlying is greater than or equal to its starting level:

$1,000 + contingent fixed return;

•   If the ending level of the lowest performing underlying is less than its starting level, but greater than or equal to its threshold level:

$1,000; or

•   If the ending level of the lowest performing underlying is less than its threshold level:

$1,000 + ($1,000 × underlying return of lowest performing underlying)

If the ending level of the lowest performing underlying is less than its threshold level, you will lose more than 30%, and possibly all, of the face amount of your securities at maturity.

Notwithstanding anything to the contrary in the accompanying product supplement for Jump Securities, the amount you will receive at maturity will be the maturity payment amount, defined and calculated as provided in this document.

Contingent fixed return:	At least $630 per face amount, to be determined on the pricing date
Lowest performing underlying:	The underlying with the lowest underlying return
Underlying return:	With respect to an underlying, the percentage change from its starting level to its ending level, measured as follows: ending level – starting level starting level
Starting level:	With respect to the SX5E Index: , its closing level on the pricing date. With respect to the SXXP Index: , its closing level on the pricing date.
Ending level:	With respect to each underlying, its closing level on the calculation day.
Calculation day:	January 27, 2028*, subject to postponement for non-trading days and certain market disruption events
Threshold level:	With respect to the SX5E Index: , which is equal to 70% of its starting level. With respect to the SXXP Index: , which is equal to 70% of its starting level.
Face amount:	$1,000 per security. References in this document to a “security” are to a security with a face amount of $1,000.
Pricing date:	January 31, 2022*
Original issue date:	February 3, 2022* (3 business days after the pricing date)
CUSIP / ISIN:	61773HF95/ US61773HF952
Listing:	The securities will not be listed on any securities exchange.
Agents:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and Wells Fargo Securities, LLC (“WFS”). See “Supplemental information

January 2022	Page 2

Morgan Stanley Finance LLC

Market Linked Securities—Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index and the STOXX® Europe 600 Index due February 3, 2028

regarding plan of distribution; conflicts of interest.”
*To the extent we make any change to the pricing date or original issue date, the calculation day and maturity date may also be changed in our discretion to ensure that the term of the securities remains the same.

January 2022	Page 3

Morgan Stanley Finance LLC

Market Linked Securities—Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index and the STOXX® Europe 600 Index due February 3, 2028

Estimated Value of the Securities

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000 per security. We estimate that the value of each security on the pricing date will be approximately $913.70, or within $13.70 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlyings. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlyings, instruments based on the underlyings, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the contingent fixed return and the threshold levels, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlyings, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlyings, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

January 2022	Page 4

Morgan Stanley Finance LLC

Market Linked Securities—Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index and the STOXX® Europe 600 Index due February 3, 2028

Investor Considerations

The Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index and the STOXX® Europe 600 Index due February 3, 2028 (the “securities”) may be appropriate for investors who:

▪ Seek a contingent fixed return if the ending level of the lowest performing underlying is greater than or equal to its starting level

▪ Understand that if the ending level of the lowest performing underlying is less than its threshold level, they will be fully exposed to the decline in the lowest performing underlying from its starting level and will receive significantly less than the face amount, and possibly nothing, at maturity

▪ Understand that any positive return they will receive at maturity will be limited to the contingent fixed return, regardless of the extent to which the ending level of the lowest performing underlying exceeds its starting level

▪ Understand that the return on the securities will depend solely on the performance of the lowest performing underlying and that they will not benefit in any way from the performance of any better performing underlying

▪ Understand that the securities are riskier than alternative investments linked to only one of the underlyings or linked to a basket composed of each underlying

▪ Understand and are willing to accept the full downside risks of each underlying

▪ Are willing to forgo interest payments on the securities and dividends on securities included in the underlyings

▪ Are willing to hold the securities to maturity

The securities are not designed for, and may not be an appropriate investment for, investors who:

▪ Seek a return that is not limited by a contingent fixed payment

▪ Seek a liquid investment or are unable or unwilling to hold the securities to maturity

▪ Are unwilling to accept the risk that the ending level of the lowest performing underlying may decrease by more than 30% from its starting level, resulting in a loss of a significant portion or all of the initial investment

▪ Seek full return of the face amount of the securities at maturity

▪ Seek current income from their investments

▪ Are unwilling to accept the risk of exposure to each of the underlyings

▪ Seek exposure to the lowest performing underlying but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the securities

▪ Seek exposure to a basket composed of each underlying or a similar investment in which the overall return is based on a blend of the performances of the underlyings, rather than solely on the lowest performing underlying

▪ Are unwilling to accept our credit risk

▪ Prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Risk Factors” herein and in the accompanying product supplement for risks related to an investment in the securities. For more information about the underlyings, please see the sections titled “EURO STOXX 50® Index Overview” and “STOXX® Europe 600 Index Overview” below.

January 2022	Page 5

Morgan Stanley Finance LLC

Market Linked Securities—Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index and the STOXX® Europe 600 Index due February 3, 2028

Determining Maturity Payment Amount

At maturity, the maturity payment amount per $1,000 face amount of securities will be determined as follows:

January 2022	Page 6

Morgan Stanley Finance LLC

Market Linked Securities—Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index and the STOXX® Europe 600 Index due February 3, 2028

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the maturity payment amount on the securities based on a range of hypothetical underlying returns of the lowest performing underlying and the following terms:

Face amount:	$1,000 per security
Hypothetical contingent fixed return:	$630 per face amount. The actual contingent fixed return will be determined on the pricing date.
Threshold level:	70% of its starting level

Securities Payoff Diagram

January 2022	Page 7

Morgan Stanley Finance LLC

Market Linked Securities—Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index and the STOXX® Europe 600 Index due February 3, 2028

Scenario Analysis and Examples of Maturity Payment Amount at Maturity

The following scenario analysis and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the levels of the underlyings relative to their respective starting levels. We cannot predict the ending levels of the underlyings on the calculation day. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the underlyings. The numbers appearing in the examples below may have been rounded for ease of analysis. Notwithstanding anything to the contrary in the accompanying product supplement, the amount you will receive per $1,000 face amount of securities at maturity will be the maturity payment amount, defined and calculated as provided in this document. The following scenario analysis and examples illustrate the maturity payment amount on a hypothetical offering of the securities, based on the following terms*:

Investment term:	6 years
Hypothetical starting level:	With respect to the SX5E Index: 100
With respect to the SXXP Index: 100
Hypothetical threshold level:	With respect to the SX5E Index, 70, which is 70% of its respective hypothetical starting level
With respect to the SXXP Index, 70, which is 70% of its respective hypothetical starting level
Hypothetical contingent fixed return:	$630 per face amount. The actual contingent fixed return will be determined on the pricing date.

* The hypothetical starting level of 100 for each underlying has been chosen for illustrative purposes only and does not represent the actual starting level of either underlying. The actual starting levels, threshold levels and contingent fixed return will be determined on the pricing date and will be set forth under “Terms” above. For historical data regarding the actual closing levels of the underlyings, see the historical information set forth herein.

Example 1 — Both underlyings appreciate over the term of the securities, and investors therefore receive the face amount plus the contingent fixed return.

Ending level		SX5E Index: 110
SXXP Index: 150
Underlying return		SX5E Index: (110 – 100) / 100 = 10% SXXP Index: (150 – 100) / 100 = 50%
Maturity payment amount	=	$1,000 + contingent fixed return
	=	$1,000 + $630
	=	$1,630

In example 1, the ending levels of both the SX5E Index and the SXXP Index are greater than their starting levels. The SX5E Index has appreciated by 10%, while the SXXP Index has appreciated by 50%. Therefore, investors receive at maturity the face amount plus the contingent fixed return of $630 per face amount. Investors receive $1,630 per security at maturity. The actual contingent fixed return will be determined on the pricing date.

Example 2 — Both underlyings appreciate substantially over the term of the securities, and investors therefore receive the face amount plus the contingent fixed return. Investors do not participate in the appreciation of either underlying.

Ending level	SX5E Index: 180
SXXP Index: 220

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Morgan Stanley Finance LLC

Market Linked Securities—Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index and the STOXX® Europe 600 Index due February 3, 2028

Underlying return		SX5E Index: (180 – 100) / 100 = 80% SXXP Index: (220 – 100) / 100 = 120%
Maturity payment amount	=	$1,000 + contingent fixed return
	=	$1,000 + $630
	=	$1,630

In example 2, the ending level of the SX5E Index has increased from its starting level by 80%, and the ending level of the SXXP Index has increased from its starting level by 120%. Therefore, investors receive at maturity the face amount plus the contingent fixed return of $630 per face amount. Investors receive $1,630 per security at maturity (assuming a hypothetical contingent fixed return of $630 per face amount) and do not participate in the appreciation of either underlying. Although both underlyings have appreciated substantially, the return on the securities is limited to the contingent fixed return of $630 per face amount (assuming a hypothetical contingent fixed return of $630 per face amount). The actual contingent fixed return will be determined on the pricing date.

Example 3 — One underlying appreciates, while the other declines over the term of the securities but neither underlying declines below its respective threshold level, and investors receive the face amount.

Ending level		SX5E Index: 130
		SXXP Index: 80
Underlying return		SX5E Index: (130 – 100) / 100 = 30% SXXP Index: (80 – 100) / 100 = -20%
Maturity payment amount	=	$1,000

In example 3, the ending level of the SX5E Index is greater than its starting level, while the ending level of the SXXP Index is less than its starting level, but is greater than or equal to its respective threshold level. The SX5E Index has appreciated by 30% while the SXXP Index has declined by 20%. Investors will receive the face amount of $1,000.

Example 4 — One underlying appreciates while the other declines over the term of the securities, and the ending level of the lowest performing underlying is less than its respective threshold level. Investors are therefore exposed to the decline in the lowest performing underlying from its starting level.

Ending level		SX5E Index: 130
SXXP Index: 30
Underlying return		SX5E Index: (130 – 100) / 100 = 30% SXXP Index: (30 – 100) / 100 = -70%
Maturity payment amount	=	$1,000 + [$1,000 × underlying return of lowest performing underlying]
	=	$1,000 + [$1,000 ×-70%]
	=	$300

In example 4, the ending level of the SX5E Index is greater than its starting level, while the ending level of the SXXP Index has declined below its threshold level. The SX5E Index has appreciated by 30% while the SXXP Index has depreciated by 70%. Because the ending level of the SXXP Index has declined below its threshold level, investors are exposed to the negative performance of the SXXP Index, which is the lowest performing underlying in this example. Investors receive a maturity payment amount of $300.

Example 5 — Both underlyings decline below their respective threshold levels, and investors are therefore exposed to the decline in the lowest performing underlying from its starting level.

Ending level	SX5E Index: 30
SXXP Index: 40

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Morgan Stanley Finance LLC

Market Linked Securities—Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index and the STOXX® Europe 600 Index due February 3, 2028

Underlying return		SX5E Index: (30 – 100) / 100 = -70% SXXP Index: (40 – 100) / 100 = -60%
Maturity payment amount	=	$1,000 + [$1,000 × underlying return of lowest performing underlying]
	=	$1,000 + [$1,000 ×-70%]
	=	$300

In example 5, the ending levels of both the SX5E Index and the SXXP Index are less than their respective threshold levels. The SX5E Index has declined by 70% while the SXXP Index has declined by 60%. Therefore, investors are exposed to the negative performance of the SX5E Index, which is the lowest performing underlying in this example. Investors receive a maturity payment amount of $300.

Because the maturity payment amount of the securities is based on the lowest performing underlying, a decline in either underlying below its respective threshold level will result in a significant loss of your investment, even if the other underlying has appreciated or has not declined as much.

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Morgan Stanley Finance LLC

Market Linked Securities—Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index and the STOXX® Europe 600 Index due February 3, 2028

Scenario Analysis – Hypothetical Maturity Payment Amount for each $1,000 Face Amount of Securities.

Performance of the Lowest Performing Underlying*		Performance of the Securities(1)
Ending Level	Underlying Return	Maturity Payment Amount	Return on Securities(2)
200	100.00%	$1,630.00	63.00%
190	90.00%	$1,630.00	63.00%
180	80.00%	$1,630.00	63.00%
170	70.00%	$1,630.00	63.00%
160	60.00%	$1,630.00	63.00%
150	50.00%	$1,630.00	63.00%
140	40.00%	$1,630.00	63.00%
130	30.00%	$1,630.00	63.00%
120	20.00%	$1,630.00	63.00%
110	10.00%	$1,630.00	63.00%
105	5.00%	$1,630.00	63.00%
100(3)	0.00%	$1,630.00	63.00%
95	-5.00%	$1,000.00	0.00%
90	-10.00%	$1,000.00	0.00%
80	-20.00%	$1,000.00	0.00%
70	-30.00%	$1,000.00	0.00%
69	-31.00%	$690.00	-31.00%
60	-40.00%	$600.00	-40.00%
50	-50.00%	$500.00	-50.00%
40	-60.00%	$400.00	-60.00%
30	-70.00%	$300.00	-70.00%
20	-80.00%	$200.00	-80.00%
10	-90.00%	$100.00	-90.00%
0	-100.00%	$0.00	-100.00%

*The underlyings exclude cash dividend payments on stocks included in the underlyings.

(1) Assumes a contingent fixed return of $630 per face amount. The actual contingent fixed return will be determined on the pricing date.

(2) The “Return on Securities” is the number, expressed as a percentage, which results from comparing the maturity payment amount per $1,000 face amount of securities to the purchase price of $1,000 per security.

(3) The hypothetical starting level of each underlying.

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Morgan Stanley Finance LLC

Market Linked Securities—Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index and the STOXX® Europe 600 Index due February 3, 2028

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

▪	The securities do not pay interest, and you will lose more than 30%, and possibly all, of the face amount of your securities at maturity if the ending level of the lowest performing underlying is less than its respective threshold level. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or repay a fixed amount of the face amount of the securities. If the ending level of the lowest performing underlying is less than its threshold level, which is 70% of the starting level, you will lose more than 30%, and possibly all, of the face amount of your securities at maturity. Investors may lose their entire investment in the securities.

▪	Your potential return on the securities is fixed and limited. Your potential return on the securities at maturity is limited to the contingent fixed return. Your return on the securities will not exceed the contingent fixed return, even if the lowest performing underlying appreciates by significantly more than the return represented by the contingent fixed return. If the lowest performing underlying appreciates by more than the return represented by the contingent fixed return, the securities will underperform an alternative investment providing 1-to-1 exposure to the performance of the lowest performing underlying.

▪	The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. or any other dealer may be willing to purchase or sell the securities in the secondary market, including the level, volatility (frequency and magnitude of changes in level) and dividend yield of the underlyings, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlyings or equities markets generally and which may affect the ending levels of the underlyings and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. The levels of the underlyings may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. See “EURO STOXX 50® Index Overview” and “STOXX® Europe 600 Index Overview” below. You may receive less, and possibly significantly less, than the face amount per security if you try to sell your securities prior to maturity.

▪	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the

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Morgan Stanley Finance LLC

Market Linked Securities—Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index and the STOXX® Europe 600 Index due February 3, 2028

claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The amount payable on the securities is not linked to the values of the underlyings at any time other than the calculation day. The ending level of each underlying will be based on the closing level of such underlying on the calculation day, subject to postponement for non-trading days and certain market disruption events. Even if both underlyings appreciate prior to the calculation day but the level of either underlying decreases by the calculation day, the maturity payment amount will be less, and may be significantly less, than it would have been had the maturity payment amount been linked to the levels of the underlyings prior to such decrease. Although the actual levels of the underlyings on the maturity date or at other times during the term of the securities may be higher than their respective ending levels, the maturity payment amount will be based solely on the closing levels of the underlyings on the calculation day.

▪	Investing in the securities is not equivalent to investing in either underlying. Investing in the securities is not equivalent to investing in either underlying or the component stocks of either underlying. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute either underlying.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the face amount, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the face amount and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the face amount and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlyings, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. and WFS may, but are not obligated to, make a market in the securities and, if either of them once

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chooses to make a market, may cease doing so at any time. When they do make a market, they will generally do so for transactions of routine secondary market size at prices based on their respective estimates of the current value of the securities, taking into account their respective bid/offer spreads, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that they will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. or WFS is willing to transact. If, at any time, MS & Co. and WFS were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the starting levels, the threshold levels and the ending levels and will calculate the amount of cash you receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of an ending level in the event of a market disruption event or discontinuance of an underlying. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of Securities—Postponement of Valuation Date(s),” “—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation,” “—Alternate Exchange Calculation in case of an Event of Default” and “—Calculation Agent and Calculations” and related definitions in the accompanying product supplement for Jump Securities and “Additional Terms of the Securities” below. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlyings or the component stocks of the underlyings), including trading in the stocks that constitute the underlyings as well as in other instruments related to the underlyings. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the calculation day approaches. Some of our affiliates also trade the stocks that constitute the underlyings and other financial instruments related to the underlyings on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the starting level of an underlying, and, therefore, could increase the level at or above which such underlying must close on the calculation day so that investors do not suffer a significant loss on their initial investment in the securities (depending also on the performance of the other underlying). Additionally, such hedging or trading activities during the term of the securities, including on the calculation day, could adversely affect the level of an underlying on the calculation day, and, accordingly, the amount of cash an investor will receive at maturity, if any (depending also on the performance of the other underlying).

▪	The maturity date may be postponed if the calculation day is postponed. If the scheduled calculation day is not a trading day or if a market disruption event occurs on that day so that the calculation day is postponed and falls less than two business days prior to the maturity date, the maturity date of the securities will be postponed to the second business day following that calculation day as postponed.

▪	Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates. Morgan Stanley, MSFL, WFS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by Morgan Stanley, MSFL, WFS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the underlyings to which the securities are linked.

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▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlyings

▪	You are exposed to the price risk of both underlyings. Your return on the securities is not linked to a basket consisting of both underlyings. Rather, it will be based upon the independent performance of each underlying. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to both underlyings. Poor performance by either underlying over the term of the securities will negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying. If either underlying declines to below its respective threshold level as of the calculation day, you will be exposed to the negative performance of the lowest performing underlying at maturity, even if the other underlying has appreciated or has not declined as much, and you will lose a significant portion or all of your investment. Accordingly, your investment is subject to the price risk of both underlyings.

▪	Because the securities are linked to the performance of the lowest performing underlying, you are exposed to greater risk of sustaining a significant loss on your investment than if the securities were linked to just one underlying. The risk that you will suffer a significant loss on your investment is greater if you invest in the securities as opposed to substantially similar securities that are linked to just the performance of one underlying. With two underlyings, it is more likely that either underlying will decline to below its threshold level as of the calculation day, than if the securities were linked to only one underlying. Therefore it is more likely that you will suffer a significant loss on your investment.

▪	There are risks associated with investments in securities linked to the value of foreign equity securities. The securities are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign

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equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions between countries.

▪	Adjustments to the underlyings could adversely affect the value of the securities. The publisher of either underlying may add, delete or substitute the stocks constituting such underlying or make other methodological changes that could change the value of such underlying. The publisher of either underlying may discontinue or suspend calculation or publication of such underlying at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor underlying that is comparable to the discontinued underlying and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor underlying, the maturity payment amount on the securities will be an amount based on the closing prices at maturity of the securities composing such underlying at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating such underlying last in effect prior to discontinuance of the underlying.

▪	Historical levels of the underlyings should not be taken as an indication of the future performance of the underlyings during the term of the securities. No assurance can be given as to the level of the underlyings at any time, including on the calculation day, because historical levels of the underlyings do not provide an indication of future performance of the underlyings.

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Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index and the STOXX® Europe 600 Index due February 3, 2028

EURO STOXX 50® Index Overview

The EURO STOXX 50® Index was created by STOXX Limited, a part of Qontigo, which is a wholly owned subsidiary of Deutsche Börse AG. Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial value of 1,000 at December 31, 1991. The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders among the 20 STOXX supersectors, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors. For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

The following graph sets forth the daily closing levels of the SX5E Index for the period from January 1, 2017 through January 13, 2022. The closing level of the SX5E Index on January 13, 2022 was 4,315.90. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The SX5E Index has at times experienced periods of high volatility. You should not take the historical levels of the SX5E Index as an indication of its future performance, and no assurance can be given as to the closing level of the SX5E Index on the calculation day.

EURO STOXX 50® Index Daily Closing Levels January 1, 2017 to January 13, 2022

“EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX Limited. For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

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STOXX® Europe 600 Index Overview

The STOXX® Europe 600 Index was created by STOXX Limited, a joint venture between Deutsche Börse AG and SIX Group AG. Publication of the STOXX® Europe 600 Index is based on an initial STOXX® Europe 600 Index value of 100 at December 31, 1991. The STOXX® Europe 600 Index is composed of the 600 largest companies by free-float market capitalization traded on the major exchanges of 17 European countries. For additional information about the STOXX® Europe 600 Index, see the information set forth under “Annex A—STOXX® Europe 600 Index” below.

The following graph sets forth the daily closing levels of the SXXP Index for the period from January 1, 2017 through January 13, 2022. The closing level of the SXXP Index on January 13, 2022 was 486.05. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The SXXP Index has at times experienced periods of high volatility. You should not take the historical levels of the SXXP Index as an indication of its future performance, and no assurance can be given as to the closing level of the SXXP Index on the calculation day.

STOXX® Europe 600 Index Daily Closing Levels January 1, 2017 to January 13, 2022

“STOXX® Europe 600” and “STOXX®” are registered trademarks of STOXX Limited. See “Annex A—STOXX® Europe 600 Index” below.

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Additional Terms of the Securities

Additional Terms

Please read this information in conjunction with the summary terms on the front cover of this document.

If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.

Certain definitions

A “trading day” with respect to an underlying means a day, as determined by the calculation agent, on which (i) the index sponsor is scheduled to publish the level of such underlying and (ii) each related futures or options exchange with respect to such underlying is scheduled to be open for trading for its regular trading session.

The “relevant stock exchange” for any security underlying an underlying means the primary exchange or quotation system on which such security is traded, as determined by the calculation agent.

The “related futures or options exchange” for an underlying means an exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to such underlying.

Market disruption events

A “market disruption event” with respect to an underlying means any of (A), (B), (C) or (D) below, as determined by the calculation agent in its sole discretion:

(A)	Any of the following events occurs or exists with respect to any security included in such underlying or any successor index, and the aggregate of all securities included in such underlying or successor index with respect to which any such event occurs comprise 20% or more of the level of such underlying or successor index:

•	a material suspension of or limitation imposed on trading by the relevant stock exchange for such security or otherwise at any time during the one-hour period that ends at the scheduled closing time for the relevant stock exchange for such security on that day, whether by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise;

•	any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, such security on its relevant stock exchange at any time during the one-hour period that ends at the scheduled closing time for the relevant stock exchange for such security on that day; or

•	the closure on any exchange business day of the relevant stock exchange for such security prior to its scheduled closing time unless the earlier closing is announced by such relevant stock exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such relevant stock exchange and (ii) the submission deadline for orders to be entered into the relevant stock exchange system for execution at the scheduled closing time for such relevant stock exchange on that day.

(B)	Any of the following events occurs or exists with respect to futures or options contracts relating to such underlying or any successor index:

•	a material suspension of or limitation imposed on trading by any related futures or options exchange or otherwise at any time during the one-hour period that ends at the close of trading on such related futures or options exchange on that day, whether by reason of movements in price exceeding limits permitted by the related futures or options exchange or otherwise;

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•	any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to such underlying or successor index on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on such related futures or options exchange on that day; or

•	the closure on any exchange business day of any related futures or options exchange prior to its scheduled closing time unless the earlier closing time is announced by such related futures or options exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such related futures or options exchange and (ii) the submission deadline for orders to be entered into the related futures or options exchange system for execution at the close of trading for such related futures or options exchange on that day.

(C)	The index sponsor fails to publish the level of such underlying or any successor index (other than as a result of the index sponsor having discontinued publication of the such underlying or successor index and no successor index being available).

(D)	Any related futures or options exchange fails to open for trading during its regular trading session.

For purposes of determining whether a market disruption event has occurred with respect to an underlying:

(1)	the relevant percentage contribution of a security included in such underlying or any successor index to the level of such index will be based on a comparison of (x) the portion of the level of such index attributable to that security to (y) the overall level of such index, in each case using the official opening weightings as published by the index sponsor as part of the market opening data;

(2)	the “scheduled closing time” of any relevant stock exchange or related futures or options exchange on any trading day means the scheduled weekday closing time of such relevant stock exchange or related futures or options exchange on such trading day, without regard to after hours or any other trading outside the regular trading session hours; and

(3)	an “exchange business day” means any trading day on which (i) the index sponsor publishes the level of such underlying or any successor index and (ii) each related futures or options exchange with respect to such underlying is open for trading during its regular trading session, notwithstanding any related futures or options exchange closing prior to its scheduled closing time.

Postponement of the calculation day

If a market disruption event occurs or is continuing with respect to an underlying on the calculation day, then the calculation day for such underlying will be postponed to the first succeeding trading day for such underlying on which a market disruption event for such underlying has not occurred and is not continuing; however, if such first succeeding trading day has not occurred as of the eighth trading day for such underlying after the originally scheduled calculation day, that eighth trading day shall be deemed to be the calculation day for such underlying. If the calculation day has been postponed eight trading days for an underlying after the originally scheduled calculation day and a market disruption event occurs or is continuing with respect to such underlying on such eighth trading day, the calculation agent will determine the closing level of such underlying on such eighth trading day in accordance with the formula for and method of calculating the closing level of such underlying last in effect prior to commencement of the market disruption event, using the closing price (or, with respect to any relevant security, if a market disruption event has occurred with respect to such security, its good faith estimate of the value of such security at the scheduled closing time of the relevant stock exchange for such security or, if earlier, the actual closing time of the regular trading session of such relevant stock exchange) on such date of each security included in such underlying. As used herein, “closing price” means, with respect to any security on any date, the relevant stock exchange traded or quoted price of such security as of the scheduled closing time of the relevant stock exchange for such security or, if earlier, the actual closing time of the regular trading session of such relevant stock exchange. Notwithstanding the postponement of the calculation day for an underlying due to a market disruption event with respect to such underlying on the calculation day, the originally scheduled calculation day will remain the calculation day for any underlying not affected by a market disruption event on such day.

Postponement of maturity date

If the scheduled calculation day is not a trading day or if a market disruption event occurs on that day so that the calculation day as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following that calculation day as postponed.

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Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index and the STOXX® Europe 600 Index due February 3, 2028

Underlying publisher

With respect to each of the SX5E Index and the SXXP Index, STOXX Limited, or any successor thereof .

Interest

None

Denominations

$1,000 per security and integral multiples thereof

Trustee

The Bank of New York Mellon

Calculation agent

MS & Co.

Issuer notice to registered security holders, the trustee and the depositary

In the event that the maturity date is postponed due to postponement of the calculation day, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to the holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to the holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such holder, whether or not such holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual calculation day for determining the ending level.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee and to the depositary of the amount of cash to be delivered with respect to each face amount of the securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the securities to the trustee for delivery to the depositary, as holder of the securities, on the maturity date.

Underlying

The accompanying product supplement refers to an underlying as the “underlying asset.”

Face amount

The accompanying product supplement refers to the face amount as the “stated principal amount.”

Calculation day

The accompanying product supplement refers to the calculation day as the “valuation date.”

Maturity payment amount

The accompanying product supplement refers to the maturity payment amount as the “payment at maturity.”

Closing level

The accompanying product supplement refers to the closing level as the “index closing value.”

Starting level

The accompanying product supplement refers to the starting level as the “initial value” or “initial index value.”

Ending level

The accompanying product supplement refers to the ending level as the “final value” or “final index value.”

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Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index and the STOXX® Europe 600 Index due February 3, 2028

Contingent fixed return

The accompanying product supplement refers to the contingent fixed return as the “fixed upside payment.”

Threshold level

The accompanying product supplement refers to the threshold level as the “trigger level.”

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Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index and the STOXX® Europe 600 Index due February 3, 2028

Additional Information About the Securities

Minimum ticketing size

$1,000 / 1 security

Tax considerations

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for Jump Securities, the following U.S. federal income tax consequences should result based on current law:

▪	A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

▪	Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for Jump Securities, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2023 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the securities and current market conditions, we expect that the securities will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible

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alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for Jump Securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described beginning on page 4 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the securities, by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in stocks of the underlyings, in futures and options contracts on the underlyings and any component stocks of the underlyings listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the level of the underlyings on the pricing date, and therefore increase the level at or above which the underlyings must close on the calculation day so that investors do not suffer a significant loss on their initial investment in the securities (depending also on the performance of the other underlying). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the calculation day, by purchasing and selling the stocks constituting the underlyings, futures or options contracts on the underlyings or the component stocks of each underlying listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the calculation day approaches. We cannot give any assurance that our hedging activities will not affect the level of the underlyings, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any (depending also on the performance of the other underlying). For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Additional considerations

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest

MS & Co. and WFS will act as the agents for this offering. WFS will receive a commission of up to $38.20 for each security it sells. WFS proposes to offer the securities in part directly to the public at the price to public set forth on the cover page of this document and in part to Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), an affiliate of WFS, or other securities dealers at such price less a selling concession of up to $25.00 per security. In addition to the selling concession allowed to WFA, WFS will pay $1.20 per security of the commission to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, we may pay a fee of up to $2.50 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

See "Plan of Distribution (Conflicts of Interest)" in the accompanying product supplement for information about the distribution arrangements for the securities. References therein to "agent" refer to each of MS & Co. and WFS, as agents for this offering, except that references to "agent" in the context of offers to certain Morgan Stanley dealers and compliance with FINRA Rule 5121 do not apply to WFS. MS & Co., WFS or their affiliates may enter into hedging transactions with us in connection with this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of

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securities, it will determine the economic terms of the securities, including the contingent fixed return, such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Estimated Value of the Securities” beginning on page 4.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Jump Securities and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Jump Securities, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for Jump Securities, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Jump Securities dated November 16, 2020

Index Supplement dated November 16, 2020

Prospectus dated November 16, 2020

Terms used but not defined in this document are defined in the product supplement for Jump Securities, in the index supplement or in the prospectus.

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Annex A—STOXX® Europe 600 Index

The STOXX® Europe 600 Index (the “SXXP Index,” or the “Index”) is comprised of the 600 largest companies by free-float market capitalization traded on the major exchanges of 17 European countries. The Index is a price-return index denominated in euro, calculated, maintained and published by STOXX Limited.

The Index was created by STOXX Limited, a joint venture between Deutsche Börse AG and SIX Group AG. Publication of the STOXX® Europe 600 Index is based on a starting level of 100 at December 31, 1991. On March 1, 2010, STOXX Limited announced the removal of the “Dow Jones” prefix from all of its indices, including the Index. The Index is reported daily by Bloomberg L.P. under the symbol “SXXP.”

Composition of the SXXP Index

The SXXP Index has a fixed number of 600 components which represent the largest companies in terms of free-float market capitalization from across 17 countries of the European region: Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Norway, Poland, Portugal, Spain, Sweden, Switzerland and the United Kingdom.

The selection list for the SXXP Index is composed of each company’s most liquid stock with a minimum liquidity of greater than one million euros measured over 3-month average daily trading value and is ranked in terms of free-float market capitalization. From the selection list, the largest 550 stocks qualify for selection. The remaining 50 stocks are selected from the largest remaining current components ranked between 551 and 750. If the number of stocks selected is still below 600, the largest remaining stocks are selected until there are 600 stocks.

The composition of the STOXX Europe 600® Index is reviewed quarterly, based on the closing stock data on the last trading day of the month preceding the review month. The component stocks are announced on the first trading day of the review month. Changes to the component stocks are implemented after the close on the third Friday in each of March, June, September and December and are effective the following trading day.

Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcies) that affect the STOXX Europe 600® Index composition are reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

The free-float factors for each component stock used to calculate the STOXX Europe 600® Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.

Computation of the SXXP Index

The Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the value of the Index at any time can be expressed as follows:

Index value	=	free float market capitalization of the Index divisor

The “free float market capitalization of the Index” is equal to the sum of the products of the price, number of shares, the free float factor and the weighting cap factor for each component stock as of the time the Index is being calculated.

The free float factors and outstanding number of shares used to calculate the Index are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. Extraordinary adjustments may occur due to certain corporate actions. The timing of such adjustments depends on the magnitude of the change.

The Index is also subject to a divisor, which is adjusted to maintain the continuity of index values despite changes due to corporate actions. All corporate actions and dividends are implemented at the effective date (ex-date); i.e., with corporate actions where cash or other corporate assets are distributed to shareholders, the price of the stock will drop on the ex-date. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share

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held (where applicable). If the new shares have a dividend disadvantage —i.e., the new shares have a different dividend from that paid on the old shares — the price for these new shares will be adjusted according to the gross dividend amount. The divisor may increase, decrease or be held constant.

DIVISOR:	Decreases	A) Special Cash dividend adjusted price = closing price − announced dividend * (1 − withholding tax if applicable)
DIVISOR:	Constant	B) Split and Reverse Split adjusted price = closing price * A / B new number of shares = old number of shares * B / A
DIVISOR:	Increases

C) Rights Offering

If the subscription price is not available or equal to or greater than the closing price on the day before the effective date, then no adjustment is made.

In case the share increase is larger or equal to 200% (B / A ≥ 2) the adjustment of the shares and weight factors are delayed until the new shares are listed.

adjusted price = (closing price * A + subscription price * B) / (A + B)

new number of shares = old number of shares * (A + B) / A

DIVISOR:	Constant	D) Stock Dividend adjusted price = closing price * A / (A + B) new number of shares = old number of shares * (A + B) / A
	Decreases	E) Stock Dividend (from treasury stock) If treated as regular cash dividend, not adjusted. If treated as extraordinary dividend: adjusted price = closing price – closing price * B / (A + B)
DIVISOR:	Decreases	F) Stock Dividend of Another Company Security adjusted price = (closing price * A − price of the different company security * B) / A
DIVISOR:	Decreases	G) Return of Capital and Share Consolidation adjusted price = (closing price − capital return announced by company * (1 − withholding tax)) * A / B new number of shares = old number of shares * B / A
DIVISOR:	Decreases

H) Repurchase of Shares/Self-Tender

adjusted price = ((price before tender * old number of shares) − (tender price * number of tendered shares)) / (old number of shares − number of tendered shares)

new number of shares = old number of shares − number of tendered shares

DIVISOR:	Decreases	I) Spin-off adjusted price = (closing price * A − price of spun-off shares * B) / A
DIVISOR:

J) Combination Stock Distribution (Dividend or Split) and Rights Offering

Shareholders receive “B” new shares from the distribution and “C” new shares from the rights offering for every “A” shares held:

Increases

● If rights are applicable after stock distribution (one action applicable to other)

adjusted price = [closing price * A + subscription price * C * (1 + B / A)] / [(A + B) * (1 + C / A)]

new number of shares = old number of shares * [(A + B) * (1 + C / A)] / A

Increases

● If stock distribution is applicable after rights (one action applicable to other)

adjusted price = [closing price * A + subscription price * C] / [(A + C) * (1 + B / A)]

new number of shares = old number of shares * [(A + C) * (1 + B / A)]

DIVISOR:	Increases

● Stock distribution and rights (neither action is applicable to the other)

adjusted price = [closing price * A + subscription price * C] / [A + B + C]

new number of shares = old number of shares * [A + B + C] / A

K) Addition/Deletion of a Company No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

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L) Free float and Share Changes

No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

The securities are not sponsored, endorsed, sold or promoted by STOXX Limited. STOXX Limited makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly. The STOXX® Europe 600 Index is determined, composed and calculated by STOXX Limited without regard to Morgan Stanley or the securities. STOXX Limited has no obligation to take the needs of Morgan Stanley or the owners of the securities into consideration in determining, composing or calculating the STOXX® Europe 600 Index. STOXX Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. STOXX Limited has no obligation or liability in connection with the administration, marketing or trading of the securities.

STOXX LIMITED DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE STOXX® EUROPE 600 INDEX OR ANY DATA INCLUDED THEREIN AND STOXX LIMITED SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  STOXX LIMITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE STOXX® EUROPE 600 INDEX OR ANY DATA INCLUDED THEREIN.  STOXX LIMITED MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE STOXX® EUROPE 600 INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX LIMITED HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

“STOXX® Europe 600 Index” and “STOXX®” are registered trademarks of STOXX Limited.  The securities are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the securities.

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